Exhibit 10.23

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

[Union, OH Facility]

ARTICLE 1: PROPERTY/PURCHASE PRICE

1.1	Certain Basic Terms.

(a)	Buyer and Notice Address:

SERIES C, LLC,
an Arizona limited liability company
c/o Cole Real Estate Investments
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
Attn: Legal Department – Real Estate
Telephone: (602) 778-8700
Email: dan.haug@colereit.com/jordan.hafen@colereit.com

	With a copy to:	Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren Street
Phoenix, AZ 85004
Telephone: (602) 382-6066
Email: ccartwright@swlaw.com

(b)	Seller and Notice Address:

PROLOGIS LOGISTICS SERVICES INCORPORATED
c/o Prologis, Inc.
Attn: Robert Kritt
8755 W Higgins Rd, Suite 700
Chicago, Illinois 60631-2746
Telephone: 773/380-3255
Email: rkritt@prologis.com

	With a copy to:	c/o Prologis, Inc.
Attn: William Moody, Laura Porter and Anne LaPlace, Esq.
4545 Airport Way
Denver, Colorado 80239
Telephone: 303/567-5753, 303/567-5415 and 303/567-5395
Email: wmoody@prologis.com, lporter@prologis.com and alaplace@prologis.com

(c)	Effective Date:	The last date of execution by the Seller or the Buyer, as indicated on the signature page.

(d)	Purchase Price:	$84,029,050.00, based on an assumed Rent in Year 1 of $5,671,961.00 (or $3.1665 per square foot) pursuant to the existing Lease (defined below); provided however that the Purchase Price shall be adjusted upward or downward based on the final actual

Rent owed in Year 1 of the Lease capitalized at 6.75% up to a maximum of $3.25 per square foot (e.g., the calculation of the Purchase Price for Rent at $3.25 per square foot is $86,370,000); and further provided that, commencing on January 1, 2015, the Purchase Price shall be adjusted downward in an amount calculated at $500,000 per month multiplied by the number of months that Substantial Completion of the Building (defined in Section 2.3(b) below) is delayed after December 31, 2014.

(e)	Earnest Money:	$4,000,000.00 initially (the “Initial Deposit”), plus $4,000,000.00 (the “Additional Deposit”) after Seller’s completion of the roof for the Building to be constructed pursuant to the Lease. The Initial Deposit and the Additional Deposit shall be deposited in accordance with Section 1.3 below. References to Earnest Money shall include the Initial Deposit, the Additional Deposit and the interest thereon, and exclude the Independent Consideration (defined below) therefrom.

(f)	Due Diligence Period:	The Initial Due Diligence Period shall be that period ending on the Effective Date. The Extended Due Diligence Period shall be that period commencing on Buyer’s receipt of the Substantial Completion Notice (defined in Section 2.3(b) below) and ending on that date which is thirty (30) days thereafter.

(g)	Closing Date:	As agreed between Seller and Buyer, but no later than 30 days after the end of the Extended Due Diligence Period.

(h)	Title Company:	First American Title Insurance Company
To be split equally between:

First American Title – Walnut Creek
Attn: Shirley Fox
1850 Mt. Diablo Blvd., Suite 300
Walnut Creek, CA 94596
Telephone: 925/927-2137
Facsimile: 714/481-8972
Email: shirleyfox@firstam.com

and

First American Title – Phoenix
Attn: Brandon Grajewski
2425 E. Camelback Road, Suite 300
Phoenix, AZ 85016
Telephone: 602/567-8145
Facsimile: 602/567-8101
Email: bgrajewski@firstam.com

(i)	Escrow Agent:	Same as above

(j)	Broker:	CBRE.

1.2 Property. Subject to the terms of this Purchase and Sale Agreement (the “Agreement”), Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the following property (the “Property”):

(a) The real property described in Exhibit A (the “Real Property”), together with the buildings and improvements now or hereafter located thereon pursuant to the terms of the Lease (the “Improvements”), and all appurtenances of the above-described Real Property, including easements or rights-of-way relating thereto, and, without warranty, all right, title, and interest, if any, of Seller in and to the land lying within any street or roadway adjoining the Real Property or any vacated or hereafter vacated street or alley adjoining said Real Property.

(b) All of Seller’s right, title and interest, in and to all fixtures, furniture, equipment, and other tangible personal property, if any, owned by Seller (the “Personal Property”) located on the Real Property as of the Closing Date and used exclusively in the operation or maintenance of the Real Property, but specifically excluding any items of personal property owned by Tenant and any signage with the name “ProLogis”, “Prologis” or “AMB” on it).

(c) All of Seller’s interest, as landlord, in that certain Agreement of Lease (“Lease”) dated as of September 9, 2013, between Seller and The Procter & Gamble Distributing LLC (“Tenant”) being all leases of the Improvements and any and all guaranties of the Lease, including all amendments thereto.

(d) All of Seller’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty (the “Intangible Personal Property”): (A) licenses, and permits relating to the operation of the Property, and (B) if still in effect and at Seller’s cost, contracts, guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the construction or operation of the Property. Pursuant to the Assignment (defined in Section 5.3(b)), Seller shall assign a one-year general contractor’s warranty from FCL Builders, as well as the warranties specifically identified in the Lease, to Buyer at Closing, and to the extent any such warranties require the approval of the warrantor as a condition to the effectiveness of such assignment, Seller shall obtain such approval(s). Notwithstanding the foregoing, the following are excluded from the definition of Intangible Personal Property under this Agreement: any trade names, trademark, service marks, logos, graphics and other rights with respect to the name “ProLogis”, “Prologis” and/or “AMB”.

1.3 Earnest Money. The Initial Deposit, in immediately available federal funds, evidencing Buyer’s good faith to perform Buyer’s obligations under this Agreement, shall be deposited by Buyer with the Escrow Agent not later than September 17, 2013. The Additional Deposit shall be deposited with the Escrow Agent not later than five (5) business days after Buyer’s receipt of written notice from Seller that Seller has completed the roof for the Building to be constructed pursuant to the Lease, together with reasonable evidence confirming said completion. In the event that Buyer fails to timely deposit either the Initial Deposit or the Additional Deposit with the Escrow Agent, Seller may terminate this Agreement whereupon this Agreement shall be of no force and effect, the Escrow Agent shall pay the Earnest Money to Seller, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement; provided, however, with respect to the Additional Deposit, Seller shall not have the right to terminate this Agreement as contemplated above until Seller has provided Buyer written notice of Buyer’s failure to timely deposit the Additional Deposit, and Buyer has failed to deposit the Additional Deposit within one (1) business day after receipt of such notice. Except as otherwise provided in this Agreement, the Earnest Money shall be non-refundable to Buyer. The Escrow Agent shall pay the Earnest Money to Seller at and upon the Closing, or otherwise, to the party entitled to receive the Earnest Money in accordance with Article 9 below.

1.4 Independent Contract Consideration. The sum of $100.00 (the “Independent Contract Consideration”) is a non-refundable portion of the Earnest Money as consideration for Buyer’s exclusive right to inspect and purchase the Property pursuant to this Agreement and for Seller’s execution, delivery and performance of this Agreement. Any reference in this Agreement to Buyer receiving back the Earnest Money means the Title Company shall return the Earnest Money (less the non-refundable Independent Contract Consideration) to Buyer and deliver the Independent Contract Consideration to Seller.

1.5 Letter of Credit. The Initial Deposit may be replaced by an unconditional, irrevocable letter of credit from a bank, and in a form, reasonably acceptable to Seller (“Letter of Credit”). The Letter of Credit shall provide that it does not expire until at least 30 days following the Closing Date; provided that if its expiration is earlier it must be renewed or extended no later than 10 business days prior to expiration. The Letter of Credit shall provide that it may be drawn down upon by Seller at any time Seller is entitled to receive the Earnest Money. The Letter of Credit shall be held by the Escrow Agent for the benefit of the Seller and Buyer, and Escrow Agent shall deliver the original Letter of Credit to Seller or Buyer, as applicable, in the same manner and upon the same conditions as Escrow Agent is required to deliver the Earnest Money to either party under this Agreement. Notwithstanding anything contained herein to the contrary, in the event the Letter of Credit is set to expire prior to the Closing Date and is not timely renewed or extended as aforesaid (or replaced with money), or in the event that Buyer shall commence any proceeding to terminate the Letter of Credit during the pendency of this Agreement (where Buyer is not entitled to a return of the Letter of Credit), Escrow Agent shall upon not less than three business days prior notice to Buyer and Seller, deliver the Letter of Credit to the Seller, which may immediately draw down on the Letter of Credit.

ARTICLE 2: INSPECTIONS

2.1 Property Information. Prior to the Effective Date, Seller has provided to Buyer copies of the documents identified on Schedule 2.1. The items enumerated on Schedule 2.1 and other documentation and information provided or otherwise made available by Seller are collectively referred to as the “Property Information.” Except as otherwise expressly provided herein, Seller makes no representations or warranties as to the accuracy or completeness of the Property Information. Seller shall have the ongoing obligation during the pendency of this Agreement to promptly provide to Buyer any updates or revisions to the Property Information already provided to Buyer by Seller, and any new agreements or reports relating to the Property of a nature similar to the foregoing which is developed or obtained by Seller prior to the expiration of the Extended Due Diligence Period.

2.2 Inspections.

(a) During the Initial Due Diligence Period, Seller shall direct the City of Union and/or Tenant’s representative to provide Buyer, its employees, contractors, consultants and agents (collectively, “Buyer’s Agents”) with a right to enter upon the Property for the purpose of inspecting the Property, and Buyer shall have the ongoing right of entry (subject to the terms of this Section 2.2(a)) throughout the pendency of this Agreement. In connection with any such entry, Buyer (i) acknowledges that all entry is at Buyer’s sole risk, cost and expense and subject to the rights of the property owners of the Property, (ii) shall give Seller, the City and/or Tenant’s representative reasonable advance notice of such entry and shall conduct such entry and any inspections so as to minimize, to the greatest extent possible, interference with the owners’ business otherwise in a manner reasonably acceptable to such owners, and (iii) Seller or its representatives shall have the right to accompany Buyer and Buyer’s Agents or any testing or other inspection performed on the Property. Buyer acknowledges that Seller does not yet own the Property and that Seller is in negotiations with the City of Union and Tenant’s representatives to obtain an assignment and assumption of the City’s rights and obligations under that certain Option to Purchase Real Estate dated May 9, 2008, as amended by that certain First Amendment to Option to Purchase Real Estate dated April 15, 2013

(collectively, the “Option Agreement”). Without limiting the foregoing, prior to any entry to perform any on-site invasive testing, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. Seller shall cooperate to obtain the approval or disapproval of the scope and methodology of such proposed testing within 5 business days after receipt of such notice, such approval may be withheld in Seller’s sole and absolute discretion. Seller’s failure to provide such approval or disapproval notice shall be deemed disapproval. If Buyer or Buyer’s Agents take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing.

(b) Buyer shall, or shall cause Buyer’s Agents to, maintain commercial general liability insurance, including broad form property damage, with limits of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate in form and substance adequate to insure against all liability of Buyer and/or Buyer’s Agents, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage before any such entry, including evidence that Seller, the City of Union and the respective property owners are additional insureds on the commercial general liability policy. If any inspection or test disturbs the Property, Buyer will promptly restore the Property to the same condition as existed before the inspection or test. BUYER SHALL INDEMNIFY, DEFEND AND HOLD SELLER, THE CITY OF UNION, AND THE OWNERS OF THE PROPERTY, AND EACH OF THEIR RESPECTIVE AFFILIATES, PARTNERS, MEMBERS, SHAREHOLDERS, INVESTMENT MANAGERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF EACH OF THEM AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS (COLLECTIVELY, “SELLER PARTIES”) AND THE PROPERTY HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, LIABILITIES, LOSSES, CLAIMS, LIENS, COST OR EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY’S FEES) ARISING OUT OF OR RELATING TO ANY ENTRY ON THE PROPERTY BY BUYER OR BUYER’S AGENTS IN THE COURSE OF PERFORMING THE INSPECTIONS, TESTING OR INQUIRIES PROVIDED FOR IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION DAMAGE TO THE PROPERTY OR RELEASE OF HAZARDOUS SUBSTANCES OR MATERIALS ONTO THE PROPERTY; PROVIDED HOWEVER THAT THE FOREGOING INDEMNITY SHALL NOT APPLY TO LIABILITIES RESULTING FROM THE DISCOVERY OR PRESENCE OF PRE-EXISTING ENVIRONMENTAL CONDITIONS ON THE PROPERTY, INCLUDING THE EXISTENCE OF HAZARDOUS MATERIALS PRIOR TO BUYER’S ENTRY OR FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER PARTY. THE FOREGOING INDEMNITY SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

2.3 Termination During Due Diligence Period.

(a) Termination During Initial Due Diligence Period. Prior to the Effective Date, Buyer has determined, in its sole discretion, that the Property is acceptable for Buyer’s purposes, and that Buyer has elected to proceed with the transaction as contemplated in this Agreement. Such acceptance of the Property by Buyer pursuant to the preceding sentence shall be deemed to be an acceptance by Buyer of the Property Information specifically identified on the attached Schedule 2.1.

(b) Termination During Extended Due Diligence Period. After Seller determines that it has Substantially Completed (as defined in the Lease) the Building, Seller shall provide written notice of same (a “Substantial Completion Notice”) to Buyer and the date on which Buyer receives such Substantial Completion Notice shall commence the Extended Due Diligence Period. Buyer shall have the right during the Extended Due Diligence Period to obtain, at Buyer’s sole costs and expense, a property condition report, a roof report, a zoning report, an updated Title Commitment, an “as built” Survey of the Property and updated Phase I Environmental Site Assessment. Buyer shall have until the expiration of the Extended Due Diligence Period to determine whether the following conditions have been satisfied. Notwithstanding the foregoing, Buyer shall not have the right to terminate this Agreement during the Extended Due Diligence Period and Buyer shall be obligated to proceed to Closing so long as:

i. (A) the Final Plans and Specifications (as defined in the Lease) do not materially and adversely change, and are not materially and adversely inconsistent with, the Site Plan and/or Project Scope of Work attached to the executed Lease, and (B) the Building has been constructed substantially in accordance with the Final Plans and Specifications reviewed and approved by Tenant and applicable legal requirements, and (C) a certificate of occupancy (or its local equivalent) has been issued for the Building, provided however that if installation of any of Tenant’s personal property (including, without limitation, implementation of any associated racking plan) is necessary for the issuance of a certificate of occupancy (or its local equivalent), then Seller may alternatively provide to Buyer a certificate from the Contractor (as defined in the Lease) or Design Professional (as defined in the Lease) confirming that all of the work has been substantially completed in accordance with the Final Plans and Specifications and Applicable Laws (as defined in the Lease), subject (if applicable) to the punch list items;

ii. Seller and Tenant have conducted a joint inspection of the premises and either: (A) verified that the Work (as defined in the Lease) substantially conforms to the Final Plans and Specifications and the requirements of the Lease, and that all Building Systems (as defined in the Lease) are operational and in good working order; or (B) agreed upon a punch list (the “Punch List”) which: (I) itemizes defects or incomplete items; (II) indicates the date by which each such item will be completed; and (III) indicates the estimated cost of completing each such item (the “Punch List Cost”);

iii. the Commencement Date (as defined in the Lease) has occurred and Tenant has commenced paying rent as evidenced by the Estoppel Certificate (defined below);

iv. there has been no material adverse change in the condition of title as reflected in an updated Title Commitment and an updated “as built” Survey, if obtained by Buyer, which change was (A) first raised by the Title Company following the expiration of the Initial Due Diligence Period and prior to Closing, (B) not the result of Buyer’s acts, and (3) has a material adverse effect on the use or operation of the Property, and was not contemplated in this Agreement or in the documents delivered to Buyer pursuant to this Agreement, including the Development Agreement;

v. there has been no material adverse change in the environmental condition of the Property as reflected in an updated Phase I Environmental Site Assessment, if obtained by Buyer, which change was (A) first raised by the environmental consultant based on a condition arising following the expiration of the Initial Due Diligence Period and prior to Closing, (B) not the result of Buyer’s acts, and (3) has a material adverse effect on the use or operation of the Property, and was not contemplated in this Agreement or in the documents delivered to Buyer pursuant to this Agreement; and

vi. neither the Lease nor the Development Agreement has been materially and adversely revised, amended or modified from the form received by Buyer during the Initial Due Diligence Period, in the absence of Buyer’s prior written consent.

In the event Buyer asserts that any of the foregoing conditions in subsections (i)-(vi) above has not been satisfied after Seller delivers its Substantial Completion Notice, Buyer shall provide written notice to the Seller in sufficient detail to adequately identify the unsatisfied condition. In the event Seller disagrees that the condition has not been satisfied, Buyer and Seller shall meet in good faith within ten (10) days following Seller’s receipt of Buyer’s notice to discuss the status of the applicable condition and to attempt to resolve the Buyer’s objection to same. In the event Buyer and Seller are unable to resolve any dispute concerning the satisfaction of the conditions in subsections (i)-(vi) above in the exercise of good faith efforts, Buyer and Seller shall submit the matter for dispute resolution in accordance with Section 10.20 below.

In the event that Substantial Completion has not occurred on or before April 30, 2015, Buyer shall have the right to terminate this Agreement upon written notice to Seller and Escrow Agent and shall receive a return of the Earnest Money, provided however in the event the architect of record certifies that substantial completion will occur within 30 days after April 30, 2015, Buyer shall not have the right to terminate unless and until the expiration of such additional 30 days have occurred and substantial completion has not been achieved. Seller shall authorize the Escrow Agent to refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement. In the event Buyer does not proceed to Closing notwithstanding Seller’s Substantial Completion of the Building prior to April 30, 2015 and satisfaction of the conditions in subsections (i)-(iv) above, Seller shall have the right to terminate this Agreement, the Earnest Money shall be delivered to Seller and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement.

2.4 Buyer’s Reliance on its Investigations and Release. The provisions of this Section 2.4 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

(a) Buyer acknowledges and agrees, by consummating the Closing, it will be deemed to have been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLER AND BUYER AGREE THAT EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 7.1 BELOW OR IN THE DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING (“SELLER’S WARRANTIES”), SELLER IS SELLING AND BUYER IS PURCHASING AND TAKING THE PROPERTY ON AN “AS IS” BASIS, WITH ANY AND ALL LATENT AND PATENT DEFECTS. BUYER ACKNOWLEDGES THAT IT IS SOLELY RELYING UPON ITS EXAMINATION OF THE PROPERTY AND, EXCEPT FOR SELLER’S WARRANTIES, IT IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT OR OTHER ASSERTION OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS OR BROKERS AS TO ANY MATTER CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE PROPERTY, (IV) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, AND THE PROPERTY’S USE, HABITABILITY, MERCHANTABILITY, SUITABILITY, VALUE OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE PROPERTY, (VI) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY

OR OF ANY OTHER PERSON OR ENTITY, (VII) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PROPERTY OR THE ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE REAL PROPERTY, (IX) THE CONDITION OF TITLE TO THE PROPERTY, AND (X) THE ECONOMICS OF THE OPERATION OF THE PROPERTY.

Buyer’s Initials:	/s/ TW

(b) WITHOUT LIMITING THE ABOVE, EXCEPT WITH RESPECT TO A BREACH BY SELLER OF ANY OF THE SELLER’S WARRANTIES, AS OF CLOSING BUYER, FOR AND ON BEHALF OF ITSELF, ANY ENTITY AFFILIATED WITH BUYER AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM AND FOREVER RELEASES AND DISCHARGES THE SELLER PARTIES FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) OF WHATEVER KIND OR NATURE, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING AND FUTURE, CONTINGENT OR OTHERWISE (INCLUDING ANY ACTION OR PROCEEDING, BROUGHT OR THREATENED, OR ORDERED BY ANY APPROPRIATE GOVERNMENTAL ENTITY) THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH OR RELATING TO THE PROPERTY CONDITION OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE PRESENCE, MISUSE, USE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS OR TOXIC MATERIALS, CHEMICALS OR WASTES AT THE PROPERTY AND ANY LIABILITY OR CLAIM RELATED TO THE PROPERTY ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTION 9601 et seq.), THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, THE RESOURCE CONSERVATION AND RECOVERY ACT of 1976 (42 U.S.C. SECTION 6901 et seq.), THE CLEAN WATER ACT (33 U.S.C. SECTION 1251 et seq.), THE SAFE DRINKING WATER ACT (42 U.S.C. SECTION 300F et seq.), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTION 5101 et seq.), THE TOXIC SUBSTANCES CONTROL ACT (15 U.S.C. SECTION 2601 et seq.), EACH AS AMENDED, OR ANY OTHER CAUSE OF ACTION BASED ON ANY OTHER STATE, LOCAL, OR FEDERAL ENVIRONMENTAL LAW, RULE OR REGULATION (COLLECTIVELY, “ENVIRONMENTAL LAWS”); PROVIDED HOWEVER, THE FOREGOING RELEASE SHALL NOT OPERATE TO RELEASE ANY CLAIM BY BUYER AGAINST ANY PERSON OR ENTITY OTHER THAN SELLER PARTIES.

Buyer’s Initials:	/s/ TW

2.5 Service Contracts. On or prior to the last day of the Extended Due Diligence Period, Buyer will advise Seller in writing of which Service Contracts it will assume. Buyer will assume the obligations arising from and after the Closing Date under those Service Contracts that Buyer has elected to assume; provided, however, that (i) to the extent that any such Service Contracts are part of portfolio agreements, they shall not be assignable, and (ii) to the extent that any Service Contracts are not terminable by Seller in the time frame between the expiration of the Extended Due Diligence Period and the Closing, Buyer shall, at Closing, assume such Service Contracts.

2.6 Tenant Estoppel. Seller shall use commercially reasonable efforts to secure and deliver to Buyer after the Substantial Completion Notice and prior to the Closing Date an estoppel certificate for the Lease consistent with the information in the Lease (including without limitation setting forth the amount of Base Rent to be paid by Tenant pursuant to the Lease) and substantially in the form required under the Lease (the “Estoppel Certificate”). Buyer shall notify Seller in writing, either by the Closing Date or within 5 business days following Buyer’s receipt of the Estoppel Certificate (pdf copy via email), whichever is earlier, of Buyer’s disapproval of any materially adverse matter(s) contained therein as determined in Buyer’s reasonable business judgment, and the basis of such disapproval (“Buyer’s Disapproval Notice”). Seller shall have 10 business days from Seller’s receipt of the Buyer’s Disapproval Notice within which to cure such materially adverse matter(s), and the Closing Date shall be extended, at Seller’s option, to allow for up to the full 10-business day cure period. It shall be a condition precedent to Buyer’s obligation to proceed with Closing and Buyer may terminate this Agreement upon written notice to Seller on the Closing Date (as the same may be extended in accordance with the terms of this Agreement), in which event the Earnest Money shall be returned to Buyer, if by the Closing Date Seller has not delivered the Estoppel Certificate or cured any materially adverse matter(s) identified in the Buyer’s Disapproval Notice. In the event of such termination, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement. Buyer shall also have the option to extend the Closing Date for a reasonable period of time to allow Seller to deliver the Estoppel Certificate or to cure any matter(s) identified in the Buyer’s Disapproval Notice.

2.7 Tenant’s Exercise of Purchase Option. Buyer acknowledges that Tenant has an option to purchase the Property under the terms of its Lease with an exercise date for such purchase option on or prior to May 1, 2014. In the event Tenant exercises such purchase option in accordance with the terms of the Lease and proceeds to the closing on Tenant’s acquisition of the Property, Seller agrees to pay to Buyer a fee in the amount of Two Million Dollars ($2,000,000.00) on the date of the closing of the sale of the Property to the Tenant under the Purchase Option in the Lease, this Agreement shall automatically terminate and the Escrow Agent shall refund the Earnest Money to Buyer. Neither party hereto shall have any further rights or liabilities under this Agreement except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement.

ARTICLE 3: TITLE AND SURVEY REVIEW

3.1 Delivery of Title Report. Buyer acknowledges it has been provided access to the Title Company’s website with postings of title commitments issued by the Title Company (the “Title Report”) prior to the Effective Date, covering the Real Property, together with copies of all documents referenced in the Title Report. Prior to the expiration of the Initial Due Diligence Period, Seller shall provide to Buyer a current ALTA survey or surveys of the Property, and to the extent Seller obtains an “as built” survey of the Property after Substantial Completion, Seller shall provide to Buyer of copy of same (all such surveys collectively, the “Survey”). After Substantial Completion of the Building, Buyer shall have the right to obtain an updated “as built” survey of the Property (“Updated Survey”).

3.2 Title Review and Cure. Buyer shall notify Seller in writing of any title or survey objections prior to the expiration of the Initial Due Diligence Period with respect to items disclosed in the Title Report or the Survey, if any (collectively, the “Title Objections”). Failure to timely provide such a notice of Title Objections shall constitute an approval by Buyer of all matters disclosed in the Title Report and any matters disclosed by the Survey of the Property. Seller shall have no obligation to cure any Title Objections. Seller may, but shall not be obligated to, attempt to cure any Title Objections noted by Buyer. If Seller elects not to cure any Title Objection (failure to make such election with regard to any Title Objection within 1 business days shall be deemed an election not to cure such Title Objection), then Buyer shall either (x) terminate this Agreement by written notice to Seller given on or before 11:59 p.m. Pacific time on September 16, 2013, in which event the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement, or

(y) waive such Title Objections, in which event the parties shall proceed with the transaction as contemplated by this Agreement and Buyer shall accept title to the Property subject to such title condition and without adjustment to Purchase Price. Failure to so terminate shall constitute waiver of such Title Objections. Notwithstanding the foregoing, the parties acknowledge that certain title conditions are intended to be resolved by Seller as part of the development of the Property, which include the current lack of access to the Property and the requirement that the Property must be legally assembled and aggregated (collectively, the “Seller Resolution Matters”). In no event shall Buyer be deemed to have waived any Title Objections relating to such Seller Resolution Matters if Buyer elects, or is deemed to have elected, item (y) above.

Upon Seller’s issuance of the Substantial Completion Notice, Title Company shall provide an updated Title Commitment and Buyer may order and obtain the Updated Survey. Buyer shall notify Seller in writing, prior to the expiration of the Extended Due Diligence Period, of any matters identified in the updated Title Commitment or the Updated Survey which (i) are first raised by the Title Company following the expiration of the Initial Due Diligence Period and prior to Closing, or first identified on the Updated Survey, or are incomplete Seller Resolution Matters, and (ii) are not the result of Buyer’s acts, and (iii) have a material adverse effect on the use or operation of the Property and/or the insurability or marketability of the Property, and were not contemplated in this Agreement or in the documents delivered to Buyer pursuant to this Agreement, including the Development Agreement (collectively, the “Updated Title Objections”). Failure to timely provide such a notice of Updated Title Objections shall constitute an approval by Buyer of all matters disclosed in the updated Title Commitment and/or the Updated Survey. Seller shall have no obligation to cure any Updated Title Objections. Seller may, but shall not be obligated to, attempt to cure any Updated Title Objections noted by Buyer. If Seller elects not to cure any Updated Title Objection (failure to make such election with regard to any Updated Title Objection within 5 business days shall be deemed an election not to cure such Updated Title Objection), then Buyer shall either (x) subject to the limitations of Section 2.3(b)(iv), terminate this Agreement by written notice to Seller given on or before 5 business days after receipt of any notice or deemed notice from Seller that it elects not to cure any Updated Title Objections, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement, or (y) waive such Updated Title Objections, in which event the Closing shall occur and Buyer shall accept title to the Property subject to such title condition and without adjustment to Purchase Price. Failure to so terminate shall constitute waiver of Updated Title Objections. Those items approved by Buyer or deemed approved by Buyer in this Section 3.2 or in Section 2.3(b)(iv) are hereinafter referred to as the “Permitted Exceptions.” For the avoidance of doubt, Seller and Buyer agree that after the expiration of the Initial Due Diligence Period, the following title encumbrances are contemplated to be recorded against the Property (“Contemplated Title Matters”): permanent easements from the existing Property owners for use and construction of right of way associated with the proposed new Dog Leg Road and Jackson Road; utility easements to service the Property; a declaration of covenants evidencing the Property owner’s obligations to pay certain monies under the Development Agreement and the County’s lien rights regarding same; and documents required to consolidate the existing parcels of the Property.

3.3 Title Policy. Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, an ALTA 2006 extended coverage Owner’s Policy of Title Insurance (in the event Buyer shall have promptly delivered to the Title Company an acceptable ALTA Survey of the Real Property) or an ALTA 2006 coverage Owner’s Policy of Title Insurance (in the event Buyer failed to promptly deliver an acceptable ALTA Survey of the Property) (as applicable, the “Title Policy”), in the form prescribed by the applicable state where the Property is located, in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject to: (i) the Permitted Exceptions, (ii) non-delinquent liens for real estate taxes and assessments, (iii) any standard, preprinted conditions or exceptions to the Title Policy required by the Title Company, (iv) any exceptions to title which would be disclosed by an inspection and/or accurate survey of the Property, (v) interests of the Tenant, as tenants only, and (vi) any exceptions or matters created by Buyer or Buyer’s Agents.

ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1 Ongoing Operations, Insurance. During the pendency of this Agreement, Seller (i) shall carry on its business and activities relating to the Property substantially in the same manner required under the Lease, (ii) shall pay all sums due for work, materials or services furnished by Seller or otherwise incurred by Seller in the construction, ownership, use or operation of the Property up through the Closing Date, and (iii) shall not, without Buyer’s prior written consent, by voluntary or intentional act or omission to act, cause, allow or create any easement or encumbrance upon the Property or any portion thereof, or allow any amendment or modification to any existing easements or encumbrances which materially interferes with Buyer’s use or operation of the Property, and/or the insurability or marketability of the Property; provided, however, with respect to Buyer’s consent rights set forth in the foregoing Item (iii), Buyer must respond to Seller (x) no later than September 17, 2013 with respect to objections to any aspect of Contemplated Title Matters which are received by Buyer on or before September 13, 2013, and (y) within ten (10) days after receipt of any Contemplated Title Matters which are received by Buyer after September 13, 2013 with respect to objections to any aspect of such Contemplated Title Matters, or Buyer shall be deemed to have approved same. Through the Closing Date, Seller shall maintain or cause to be maintained, at Seller’s sole cost and expense, Seller’s existing policy or policies of insurance insuring the Property.

4.2 New Contracts. During the pendency of this Agreement, Seller will not, without the prior consent of Buyer (which shall not be unreasonably withheld or delayed), enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause on 30-days’ notice.

4.3 Leasing Arrangements. Seller may not enter into any amendment, expansion, renewal, modification, termination or other similar agreement with respect to the Lease (collectively, “New Lease Agreements”) without first obtaining Buyer’s approval. Buyer shall be deemed to have consented to any New Lease Agreement if it has not notified Seller specifying with particularity the matters to which Buyer reasonably objects, within 10 days after its receipt of Seller’s written request for consent, together with a copy of the proposed New Lease Agreement.

4.4 Damage or Condemnation. If before the Closing the Property or any portion thereof shall be materially damaged and Seller cannot repair or restore the Property prior to the Closing, or the commencement of condemnation proceedings shall affect all or a material portion of the Property, then Buyer may terminate this Agreement by written notice to Seller given within 10 days of Seller’s notice of the occurrence of the damage or taking. In the event of such termination, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement. For the purposes of this Section, the phrases “material damage” and “materially damaged” means (i) the estimated repair cost is greater than $5,000,000.00, (ii) such damage or destruction will entitle Tenant to terminate the Lease or abate its rent in whole or in part and such abated rent is not entirely replaced with the proceeds of a rent interruption or similar policy held by Seller or Buyer, (iii) the damage or destruction is not covered by Seller’s insurance or if such insurance is not for full replacement cost and Seller is not willing to provide a credit against the Purchase Price for the uncovered portion of the loss, or (iv) Buyer’s lender shall refuse to consummate the loan to Buyer, despite Buyer’s good faith efforts to proceed with the loan, as a result of such damage or destruction. For the purposes of this Section, condemnation proceedings shall be deemed to affect a material portion of the Property if (i) the condemnation proceedings eliminate any driveway or access points for the Property for which a replacement driveway or access point is unavailable, or which results in a taking of a portion of the building greater than 5% or a taking of the parking areas of the Property below legal requirements or requirements in the Lease, (ii) such condemnation proceedings will entitle Tenant to terminate the Lease or abate its rent in whole or in part and such abated rent is not entirely replaced with the proceeds of a rent interruption or similar policy held by Seller or Buyer, or (iii) Buyer’s lender shall refuse to consummate the loan to Buyer, despite Buyer’s good faith efforts to proceed with the loan, as a result of such condemnation proceedings. Buyer acknowledges that the Property shall be subject to certain right of way easements pertaining to that certain land to be dedicated for the new right of way located on the eastern and southern boundaries of the Property as depicted on Exhibit A-1 attached hereto and incorporated herein by this reference, which shall not be deemed a material portion of the Property for purposes of this Section. If the Closing Date is within the aforesaid 10-day period, then Closing shall be extended to the next business day following the end of said 10-day period. If no such election is made, and in any event if the damage is not material, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Closing of this purchase, Seller shall (i) assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, or any insurance proceeds that may thereafter be made for such damage or destruction, (ii) give Buyer a credit at Closing for an amount equal to any condemnation awards or insurance proceeds collected by Seller as a result of any such condemnation or damage or destruction, and the amount of any insurance deductible under such policies (but in no event shall the amount of such credit to Buyer exceed the Purchase Price), and (iii) receive a credit at Closing for any sums expended by Seller toward the restoration or repair of the Property. In the event the amount of awards or proceeds subsequently received by Buyer for purposes of restoration or repair of the Property exceeds the Purchase Price, then Buyer shall pay to Seller any such excess within 10 days after Buyer’s receipt of such awards or proceeds. The provisions of this Section 4.4 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

4.5 Plans and Specifications. Seller shall provide to Buyer, promptly after same become available, the initial Plans and Specifications (as defined in the Lease) for the Property for Buyer’s review, as well as any material updates or revisions to such Plans and Specifications, during the pendency of this Agreement.

ARTICLE 5: CLOSING

5.1 Closing and Escrow Instructions.

(a) The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent. Closing shall occur and Buyer’s funds shall be received on or before 2:00 P.M. Pacific Time on the Closing Date.

(b) Seller and Buyer agree to execute such reasonable additional and supplemental escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

5.2 Conditions to the Parties’ Obligations to Close. The obligations of Seller, on the one hand, and Buyer, on the other hand, to consummate the transaction contemplated hereunder are contingent upon the following conditions:

(a) The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, subject to any Seller modifications hereafter made to a Property Representation (as defined and provided for in Section 7.1);

(b) As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing have been tendered;

(c) There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect the other party’s ability to perform its obligations under this Agreement; and

(d) There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, elect to (i) extend the Closing Date for a reasonable period of time to allow for the satisfaction of such condition(s), (ii) terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or (iii) close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event of a termination, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement. If such party elects to close, notwithstanding the nonsatisfaction of such condition, there shall be no liability on the part of the other party for breaches of representations and warranties of which the party electing to close had knowledge as of the Closing.

5.3 Seller’s Deliveries in Escrow. On or before the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

(a) Deed. A special or limited warranty deed in the form attached hereto as Exhibit B (the “Deed”), executed and acknowledged by Seller, conveying to Buyer Seller’s title to the Property, subject only to: all zoning and building laws, ordinances, maps, resolutions, and regulations of all governmental authorities having jurisdiction which affect the Property and the use and improvement thereof; the Lease; all matters of record; any state of facts which an accurate survey made of the Property at the time of Closing would show; and any state of facts which a personal inspection of the Property made at the time of Closing would disclose. Any discrepancy between the description of the Property in the deed from Seller’s immediate grantor and in the Deed shall be quitclaimed by Seller;

(b) Assignment of Lease and Contracts and Bill of Sale. An Assignment of Lease and Contracts and Bill of Sale in the form of Exhibit C attached hereto (the “Assignment”), executed by Seller;

(c) Assignment of Development Agreement. An Assignment and Assumption of the Development Agreement in the form of Exhibit D attached hereto (the “Assignment of Development Agreement”), executed by Seller;

(d) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

(e) Notice to Tenant. A notice regarding the sale in substantially the form of Exhibit D attached hereto, or such other form as may be required by applicable state law for delivery by Buyer to Tenant immediately after the Closing;

(f) Estoppel Certificate. The original of the Estoppel Certificate provided by Tenant pursuant to Section 2.6 above; and

(g) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.4 Buyer’s Deliveries in Escrow. On or before the Closing Date, Buyer shall deliver in escrow to the Escrow Agent the following:

(a) Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Buyer with the Escrow Agent in immediate, same-day federal funds into the Escrow Agent’s escrow account;

(b) Assignment of Lease and Contracts and Bill of Sale. The Assignment, executed by Buyer;

(c) Assignment of Development Agreement. The Assignment of Development Agreement, executed by Buyer; and

(d) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.5 Closing Statements/Escrow Fees. At the Closing, Seller and Buyer shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent.

5.6 Possession. Seller shall deliver possession of the Property to Buyer at the Closing.

5.7 Post-Closing Deliveries. Immediately after the Closing, Seller shall deliver to the offices of Buyer’s property manager: the original Lease; copies or originals of all contracts, receipts for deposits, and unpaid bills; all keys, if any, used in the operation of the Property; and, if in Seller’s possession or control, any “as-built” plans and specifications of the Improvements.

5.8 Closing Costs. At Closing, Seller shall pay the cost of recording the Deed, the cost of the premium for the standard portion of the Title Policy, costs of recording instruments to cure title matters Seller has elected to cure, any transfer taxes due in connection with the transaction contemplated by this Agreement, the cost of the Survey and  1⁄2 of any escrow fees. Buyer shall pay the cost of premium for the extended coverage portion of the Title Policy (excluding any endorsements obtained by Seller solely to cure title matters that Seller has elected to cure), the endorsements, the cost of any lender’s policy, the cost of any Updated Survey obtained by Buyer, all other (if any) costs of recording and  1⁄2 of any escrow fees. Each party shall pay its own attorneys’ fees. Other costs, charges, and expenses shall be borne and paid as provided in this Agreement or in the absence of such provision, in accordance with local custom.

5.9 Close of Escrow. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Buyer.

5.10 Punch List Escrow. In the event any Punch List items are not yet complete as of Closing (collectively, the “Punch List Work”), at Closing the parties agree to escrow (the “Punch List Escrow”) an amount equal to One Hundred Twenty-Five Percent (125%) of the mutually agreed upon cost to complete the Punch List Work (the “Punch List Cost”). The Punch List Escrow shall be retained by Escrow Agent from the Purchase Price and shall be held by Escrow Agent pursuant to the terms of a mutually agreed upon escrow agreement executed by Buyer, Seller and Escrow Agent. Buyer and Seller shall use good faith efforts to agree upon the form of escrow agreement prior to the Closing Date. After Closing, Seller and its agents and contractors shall have access to the Property to complete the Punch List Work, subject to the rights of Tenant under the Lease, and Seller shall be entitled to draw down on the applicable portions of escrowed funds upon its completion of the Punch List Work on a monthly basis upon presentation of evidence of Punch List Work completion as reasonably required by Buyer and set forth in the escrow agreement. If Seller has not completed the Punch List Work within the expiration of the period specified in the Lease, if any, or such other time period as has been agreed upon in the Punch List Escrow agreement (the “Completion Deadline”), or if Buyer receives notice from Tenant that Seller is in default of its obligations with respect to the Punch List Work pursuant to the Lease, then Buyer shall be entitled, but not obligated, to undertake the completion of any remaining Punch List Work and in connection therewith shall be entitled to retain up to the entire remaining balance of the Punch List Escrow upon presentation to Seller of invoices and other receipts for expenses reasonably incurred in connection therewith. In addition, upon presentation by Buyer of reasonable evidence that Buyer expended amounts in excess of the amount of the Punch List Escrow to complete the Punch List Work, Seller shall pay or cause to be paid to Buyer an amount equal to such excess within fifteen (15) days after receipt of such evidence.

ARTICLE 6: PRORATIONS

6.1 Prorations. The day of Closing shall belong to Buyer and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited to Buyer or charged to Buyer as applicable and the portion thereof applicable to periods ending as of Closing shall be credited to Seller or charged to Seller as applicable.

(a) Collected Rent. All rent (excluding Tenant reimbursements for Operating Costs, which is the subject of Section 6.1(b)) and other income (and any applicable state or local tax on rent) under the Lease in effect on the Closing Date shall be prorated as of the Closing. Seller shall be charged with any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. Any prepaid rents for the period following the Closing Date shall be paid over by Seller to Buyer. Buyer covenants and agrees to use its commercially reasonable efforts for a period of ninety (90) days after the Closing to collect and deliver to Seller all rents or other payments that were applicable to the period before Closing. All rents received by Buyer following the Closing shall be applied against the most recently accrued rent.

(b) Operating Costs. To the extent Seller, as landlord under the Lease, is currently collecting from Tenant additional rent (collectively, “Expense Reimbursements”) to cover taxes, insurance, utilities (to the extent not paid directly by Tenant), common area maintenance and other operating costs and expenses (collectively, “Operating Costs”) in connection with the ownership, operation, maintenance and management of the Property, Seller and Buyer shall each receive a debit or credit, as the case may be, for the difference between Tenant’s aggregate current account balances for Operating Costs and amount of Operating Costs reimbursable to Seller; provided, however, that all Expense Reimbursements received by Buyer following the Closing shall be applied against the most recently accrued Operating Costs. Operating Costs for Seller’s period of ownership shall be reasonably estimated by the parties if final bills are not available. Operating Costs that are payable by Tenant directly to the applicable service providers shall not be prorated between Seller and Buyer.

(c) Taxes and Assessments. Real estate taxes and assessments imposed by any governmental authority, and service payments, minimum service payments or other payments provided for in the Development Agreement (if any), that are not yet due and payable and that are not payable by Tenant under the Lease directly to the governmental authorities shall be prorated as of the Closing based upon the most recent ascertainable assessed values and tax rates. Seller’s obligation for payment of such taxes, assessments and payments shall include any amounts which become applicable to the Property during any period prior to the Closing , but which do not become due until the following calendar year. In addition, Buyer shall receive a credit from Seller at Closing with respect to any estimated taxes, assessments and payments paid by Tenant to Seller pursuant to Section 8.1 of the Lease that are due and payable after the Closing Date. Notwithstanding anything seemingly to the contrary contained herein, Buyer shall be solely responsible for and shall assume any and all ad valorem taxes relating to a subsequent change in usage or ownership of the Property, whether by reason of this conveyance or otherwise.

(d) Service Contracts and Utilities. Seller shall arrange for a billing under all those Service Contracts for which fees are based on usage and with utility companies for a billing for utilities, to include all utilities or service used up to the day Closing occurs, and Seller shall pay the resultant bills. In the event any Service Contracts extend over periods beyond the Closing the same shall be prorated on a per diem basis.

(e) Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under this Section 6.1 or if any of the aforesaid prorations were calculated inaccurately, then Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as reasonably possible after the Closing Date, to the effect that income and expenses are received and paid by the parties on a cash basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within 30 days of written notice. The parties shall have reasonable access to, and the right to inspect and audit, the other party’s books to confirm the final prorations. Seller shall not, however, be charged for any increase in Operating Costs or real estate taxes due to increased costs or reassessments incurred by Buyer in respect of such subsequent to the Closing.

6.2 Intentionally Deleted.

6.3 Utility Deposits. Buyer shall be responsible for making any deposits required with utility companies that are not payable by Tenant under the Lease directly to such utility companies. Seller shall receive a credit at Closing for any utility deposits transferred or assigned to Buyer that were not paid directly to the applicable utility company by Tenant.

6.4 Sale Commissions. Seller and Buyer represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. If this transaction is closed, Seller shall pay Broker in accordance with their separate agreement. Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. EXCEPT AS EXPRESSLY SET FORTH ABOVE, IF ANY CLAIM IS MADE FOR BROKER’S OR FINDER’S FEES OR COMMISSIONS IN CONNECTION WITH THE NEGOTIATION, EXECUTION OR CONSUMMATION OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH PARTY SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY FROM AND AGAINST ANY SUCH CLAIM BASED UPON ANY STATEMENT, REPRESENTATION OR AGREEMENT OF SUCH PARTY.

The provisions of this Article 6 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1 Seller’s Representations and Warranties. As a material inducement to Buyer to execute this Agreement and consummate this transaction, Seller represents and warrants to Buyer that as of the date hereof and as of the Closing Date, unless otherwise indicated:

(a) Organization and Authority. Seller has been duly organized and is validly existing and in good standing in the jurisdiction of its formation, and is qualified to do business in the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Seller is a party or to Seller’s knowledge binding on Seller which is in conflict with this Agreement. To Seller’s knowledge, Seller has not received written notice from any applicable governmental authority of any pending or threatened action against Seller or the Property, including condemnation proceedings, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

(c) Lease. The copy of the Lease provided to Buyer pursuant to Section 2.1 is true, correct and complete. As of the Closing Date, Seller has sent no written notice of default to Tenant and, to Seller’s knowledge, no default of Tenant exists under the Lease which remains uncured.

(d) Service Contracts. As of the Effective Date, the list of Service Contracts delivered to Buyer pursuant to this Agreement is true, correct, and complete as of the date of its delivery and the copies of the Service Contracts provided to Buyer are true, correct and complete. As of the Closing Date, Seller has provided to Buyer any new Service Contracts or modifications to Service Contracts previously provided to Buyer, and neither Seller nor, to Seller’s knowledge, any other party is in material default under any Service Contract.

(e) Compliance with Law. To Seller’s knowledge, Seller has not received any written notice, addressed specifically to Seller and sent by any governmental authority or agency having jurisdiction over the Property, that the Property or its use is in material violation of any law, ordinance or regulation, including any applicable Environmental Laws.

(f) OFAC Compliance. Seller is currently in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(g) Suits/Claims. As of the Effective Date, there are no suits or claims pending or to Seller’s knowledge, threatened with respect to or in any manner affecting the Property or Tenant, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims which have not been disclosed in writing to Buyer by Seller.

(h) Exclusivity. Except for the Tenant’s purchase option under the Lease and the assignment of the existing option to purchase to the Port Authority as described in Section 6 of the Development Agreement, Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party.

“Seller’s knowledge,” as used in this Agreement means the current actual knowledge of Robert Kritt and Jim McGill, without a duty of inquiry or investigation and without personal liability whatsoever.

Seller’s representations and warranties concerning the Property (collectively, the “Property Representations”) are qualified by any knowledge obtained by Buyer (including Buyer’s receipt of the Estoppel Certificate), and in the event of Buyer’s election to proceed with the purchase of the Property pursuant to Section 2.3 above, then Buyer shall consummate the acquisition of the Property subject to such qualification without any adjustment to the Purchase Price. Seller may further qualify the Property Representations by notice, specifying with reasonable particularity the facts and circumstances known to Seller that make the applicable Property Representation false, misleading or inaccurate, delivered to Buyer before the Closing Date. If Seller delivers a Property Representation notice or if after the expiration of the Initial Due Diligence Period Buyer obtains knowledge of any facts or circumstances that makes any Property Representation false, misleading or inaccurate (herein collectively referred to as “Exception Matters”) within less than 3 business days before the Closing, then Buyer may by notice to Seller extend the Closing Date to that day which is 3 business days after the date of receipt of the Property Representation notice or after obtaining knowledge of such Exception Matters. If any Exception Matters reflects a change which creates a material adverse effect on the use or operation of the Property or the insurability or marketability thereof (in Buyer’s reasonable judgment, but subject to dispute resolution in accordance with Section 10.20 below in the event Seller reasonably disagrees with such judgment), then Buyer, as its sole remedy, may terminate this Agreement within 3 business days after receipt of such notice, receive a refund of the Earnest Money and neither party shall have any further rights and obligations under this Agreement except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement; provided, that if Buyer so elects to terminate this Agreement, Seller shall have the right, but not the obligation, to cure such Exception Matters within 30 days (and the Closing shall be delayed to the extent necessary to allow Seller the entire 30-day period within which to effect such cure) and if Seller cures such Exception Matters, then Buyer’s right to terminate this Agreement as a result of such Exception Matters shall be revoked, null and void and this Agreement shall continue without termination (and, if the Closing Date is extended, Closing shall occur on the date that is 5 days after Seller cures such Exception Matters).

7.2 Buyer’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Buyer represents and warrants to Seller that:

(a) Organization and Authority. Buyer has been duly organized and is validly existing and in good standing in the state of its formation, and is qualified to do business in the state in which the Property is located. Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

(c) OFAC Compliance. Buyer is currently in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto. Notwithstanding the foregoing, the representations, warranties and covenants contained in this Section 7.2(c) shall not apply to Buyer to the extent that any person owns a direct or indirect interest in Buyer and such interest is in or through a U.S. Publicly Traded Entity. As used herein, the term “U.S. Publicly Traded Entity” shall mean an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the U.S. or a wholly-owned subsidiary of such an entity.

7.3 Latent Defect Warranty. Seller shall remain liable to Buyer for any claims made by Tenant pursuant to the Long Term Warranty set forth in Section 13 of Schedule D of the Lease to the extent any such claim is not covered by the express terms of the Major Warranties (as defined in the Lease) assigned by Seller to Buyer pursuant to the terms hereof. Seller’s obligations pursuant to this Section 7.3 shall survive Closing and shall not be subject to the provisions and limitations of Section 10.6 below.

ARTICLE 8: DEFAULT AND DAMAGES

8.1 Default by Buyer. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A FAILURE TO CONSUMMATE THE SALE DUE TO BUYER’S DEFAULT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN THE EVENT OF BUYER’S DEFAULT. IN THE EVENT BUYER FAILS, WITHOUT LEGAL EXCUSE, TO COMPLETE THE PURCHASE OF THE PROPERTY, THE EARNEST MONEY MADE BY BUYER SHALL BE FORFEITED TO SELLER AS LIQUIDATED DAMAGES AND THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO SELLER FOR SUCH FAILURE. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THIS SECTION 8.1 IS NOT INTENDED TO LIMIT SELLER’S RIGHTS UNDER SECTIONS 2.2, 2.3 AND 10.2 OF THIS AGREEMENT.

Initials:	/s/ RAK	/s/ TW
	Seller	Buyer

8.2 Default by Seller. If Seller defaults in its obligation to sell and convey the Property to Buyer pursuant to this Agreement, Buyer’s sole remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Buyer shall be entitled to the return by the Escrow Agent to Buyer of the Earnest Money, Seller shall promptly reimburse to Buyer its reasonable out-of-pocket, third-party costs for property diligence expenses (including reasonable attorneys’ fees), not to exceed $95,000.00, and neither party shall have any further rights or obligations under this Agreement except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement, or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought within 90 days of Seller’s default, to the extent permitted by law, Buyer waiving the right to bring suit at any later date. This Agreement confers no present right, title or interest in the Property to Buyer and Buyer agrees not to file a lis pendens or other similar notice against the Property except in connection with, and after, the proper filing of a suit for specific performance. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller’s affirmative act in conveying the Property to another party in violation of this Agreement (and expressly excluding a sale to Tenant pursuant to the Tenant’s purchase option described in Section 2.7 above), Buyer shall be entitled to pursue an action for Buyer actual, direct damages arising from such violation. Seller hereby acknowledges and agrees that the provisions of this Section 8.2 shall not limit any rights or remedies Buyer may have against Seller after Closing for any misrepresentation, breach of warranty or default by Seller in any of its obligations under this Agreement or any other documents to be entered into pursuant to this Agreement, provided however that such actions may be limited pursuant to Section 10.6 below.

ARTICLE 9: EARNEST MONEY

9.1 Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Buyer and Seller, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall apply the Earnest Money against the Purchase Price due Seller at Closing.

9.2 Agreement Termination. Upon a termination of this Agreement in accordance with the terms of this Agreement, either party to this Agreement may give written notice to the Escrow Agent and the other party of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money in accordance with the terms of this Agreement. Except with respect to a termination by Buyer pursuant to Section 2.3(a) above (pursuant to which section Buyer is entitled to an immediate return of the Earnest Money), either party may dispute the disbursement of the Earnest Money in writing within 5 business days of the termination, in which event the Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Buyer as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

9.3 Interpleader. Seller and Buyer mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the disposition of the Earnest Money, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Buyer, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

9.4 Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

ARTICLE 10: MISCELLANEOUS

10.1 Assignment; Parties Bound. Except for an assignment pursuant to Section 10.16 or as otherwise permitted below, Buyer shall not assign this Agreement without the prior written consent of Seller, in its sole discretion. Buyer may assign its rights under this Agreement to an Affiliate of Buyer without seeking or obtaining Seller’s consent. Such assignment shall not become effective until the assignee executes an instrument whereby such assignee expressly assumes all unperformed obligations of Buyer under this Agreement. As used herein, an “Affiliate” means an affiliate or subsidiary of Buyer, over which Buyer or its parent company owns a majority interest (directly or indirectly) or has management control. Any prohibited assignment shall be void. No assignment shall release or otherwise relieve Buyer from any obligations hereunder; provided, however, with respect to any assignment, if Closing occurs and the assignee party is in compliance with the Minimum Equity Requirement set forth in Section 19.2 of the Lease, the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after Closing. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

10.2 Confidentiality and Public Announcement or Disclosure.

(a) The Property Information and all other information furnished to, or obtained through inspection of the Property by, Buyer, its affiliates, lenders, employees or Buyer’s Agents relating to the Property, will be treated by Buyer, its affiliates, lenders, employees and Buyer’s Agents as confidential, using the same degree of care with respect to such information as Buyer employs with respect to its own proprietary or confidential information of like importance, and will not be disclosed to anyone other than on a need-to-know basis to Buyer’s consultants who agree to maintain the confidentiality of such information, except to the extent Buyer is required to disclose the same pursuant to a court order, applicable laws or regulations or pursuant to a legal dispute between Buyer and Seller. Buyer shall not be obligated to keep confidential any information that (i) is already in the public domain, (ii) is or becomes generally available to the public other than as a result of a disclosure by Buyer, or (iii) is or becomes available to Buyer on a non-confidential basis from a source other than Seller who, to Buyer’s knowledge, is not subject to a confidentiality agreement with, or other obligation of secrecy to, Seller prohibiting such disclosure. Buyer’s obligations under the foregoing provisions of this Section shall terminate on the earlier of (x) twelve months from the Effective Date, or (y) the Closing Date.

(b) Neither Buyer nor Seller shall make any public announcement or disclosure of this Agreement or any information related to this Agreement or Closing, if any, to outside brokers or third parties other than the Tenant and the Public Entities (as defined in the Development Agreement), or as may be required by any governmental entity (such as the Securities and Exchange Commission) as reasonably determined by a party, before or for a period of 18 months after the Closing, without the prior written consent of Seller. Buyer shall not record this Agreement or any memorandum of this Agreement. This Section 10.2(b) shall survive the Closing, close of escrow and recordation of the Deed for a period of 18 months, and shall not be deemed merged into any of the Closing documents, or any termination of this Agreement.

10.3 Headings. The article, section and other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

10.4 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.5 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Property is located.

10.6 Survival, Limitation of Liability. Unless otherwise expressly stated in this Agreement, each of the covenants, obligations, representations, and agreements contained in this Agreement shall survive the Closing and the execution and delivery of the Closing documents required hereunder only for a period of 9 months immediately following the Closing Date; provided, however the indemnification provisions of Sections 2.2, 6.4 and the provisions of Sections 5.10 and 6.1(e) shall survive the termination of this Agreement or the Closing, whichever occurs, and shall not be merged, until the applicable statute of limitations with respect to any claim, cause of action, suit or other action relating thereto shall have fully and finally expired. Any claim based upon a misrepresentation or a breach of a warranty contained in Article 7 of this Agreement shall be actionable or enforceable if and only if: (i) notice of such claim is given to the party which allegedly made such misrepresentation or breached such covenant, obligation, warranty or agreement within 9 months after the Closing Date; and (ii) the amount of damages or losses as a result of such claim suffered or sustained by the party making such claim exceeds $100,000; and provided further that the aggregate liability of Seller for any and all such breaches or misrepresentation shall be limited to an amount equal to 4% of the Purchase Price (exclusive, however, of Seller’s obligations with respect to the Punch List Work as described in Section 5.10 above, which shall be obligations of Seller separate and apart from Seller’s liability under this Section 10.6). The parties acknowledge and agree that, with respect to Item (ii) above, once the $100,000 claim threshold is met, Buyer shall be entitled to claim for the full amount of the loss, subject to Seller’s maximum liability limitation set forth in such Item (ii).

10.7 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree or otherwise.

10.8 Entirety and Amendments. This Agreement, together with the exhibits and schedules attached hereto, embody the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property except for any confidentiality agreement binding on Buyer, which shall not be superseded by this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

10.9 Time. Time is of the essence in the performance of this Agreement.

10.10 Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party in such action or dispute, whether by final judgment or out of court settlement all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith. The prevailing party in any such final judgment or out of court settlement shall be the party in whose favor the majority of claims were determined. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including actual attorneys’ fees (collectively “Costs”) incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, Costs shall include, without limitation, attorneys’ and experts’ fees, costs and expenses incurred in the following: (i) post judgment motions; (ii) contempt proceeding; (iii) garnishment, levy, and debtor and third party examination; (iv) discovery; and (v) bankruptcy litigation. This Section shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents, or the termination of this Agreement.

10.11 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by email in PDF format, with written confirmation by overnight or first class mail, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such email notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by email or personal delivery and delivered after 5:00 p.m. Pacific Time shall be deemed received on the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to the Seller shall be deemed given by Seller.

10.12 Construction. The parties acknowledge that this Agreement has been freely negotiated by both parties, that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.13 Calculation of Time Periods. All references to time are to Pacific Time Zone time (“Pacific Time”) unless expressly stated otherwise. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 11:59 p.m. Pacific Time, unless expressly provided otherwise.

10.14 Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under such indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under such indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

10.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by email in PDF format counterparts of the signature pages, which shall be deemed an original.

10.16 Section 1031 Exchange. Each party may consummate the purchase and sale of all or a portion of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement; (b) the exchanging party shall effect the Exchange through an assignment of all or a portion of this Agreement, or its rights under this Agreement, to a qualified intermediary; (c) the non-exchanging party shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by either party had the exchanging party not consummated its purchase through the Exchange. The non-exchanging party shall not by this agreement or acquiescence to the Exchange (x) have its rights under this Agreement affected or diminished in any manner, or (y) be responsible for compliance with or be deemed to have warranted to the exchanging party that the Exchange in fact complies with Section 1031 of the Code.

10.17 JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY AGREE TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING (I) BROUGHT BY EITHER PARTY OR ANY OTHER PARTY, RELATING TO (A) THIS AGREEMENT AND/OR ANY UNDERSTANDINGS OR PRIOR DEALINGS BETWEEN THE PARTIES HERETO, OR (B) THE PROPERTY OR ANY PART THEREOF, OR (II) TO WHICH SELLER IS A PARTY. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONSTITUTES A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY PURSUANT TO ANY APPLICABLE STATE STATUTES.

10.18 Limitation of Liability. Subject to the limits of Section 10.6 above, the obligations of Seller are intended to be binding only on the Seller’s interest in the Property (in the event this Agreement is terminated) or Seller’s net proceeds from the sale of the Property (if the Closing occurs) and the obligations of Seller shall not be personally binding upon, nor shall any resort be had to, the private properties of any of its trustees, officers, directors or shareholders, the general partners, officers, directors or shareholders thereof, or any employees or agents of Seller. The provisions of this Section 10.18 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

10.19 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing, any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer.

10.20 Dispute Resolution. In the event that Seller disputes a determination made by Buyer as specifically identified in Sections 2.3(b), 3.2, and 7.1 of this Agreement, a notice of dispute shall be provided by Seller to Buyer. Within ten (10) days after receipt of such notice by Buyer, the parties shall meet on at least two occasions to attempt, in good faith, to resolve the matter. If the controversy is not resolved by informal negotiations within twenty (20) days after the receipt of the written notice, the matter shall be referred to a retired judge or justice with experience in commercial real estate matters and selected in accordance with the rules of JAMS (the “Mediator”) for non-binding mediation. Such mediation shall occur in an informal, non-binding conference or conferences between the parties in which the Mediator shall seek to guide the parties to resolution on the matter. At least ten (10) days before said mediation, each party shall submit to the Mediator a written statement of not more than ten (10) pages setting forth the dispute. All fees and costs incurred in connection with this mediation shall be equally borne by the parties. In the event the parties are unable to resolve the dispute by the mediation process described above, then the dispute shall be resolved by final and binding arbitration administered by and in accordance with the rules of JAMS, and each party irrevocably and unconditionally waives any rights it may have to have the dispute litigated in a court or jury trial. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Before and during arbitration, the parties shall equally share in the expenses of the arbitration, including administrative expenses and the arbitrator’s fee. The arbitrator shall, at the time of rendering an award, make an award of attorneys’ fees, costs and expenses to the prevailing party with respect to the expenses shared for arbitration under this section, and assess such expenses as the arbitrator deems appropriate.

10.21 Tenant Audit. In the event that Tenant has the right to inspect and audit the books, records and other documents of the landlord under the Lease which evidence the development and construction costs of the improvements, taxes, insurance and/or common area maintenance costs and expenses, Seller hereby covenants and agrees that it shall retain such books, records and other documents which will enable Tenant to conduct a full and complete audit thereof until the date that is six (6) months after the latest date that Tenant could demand an inspection and/or audit thereof pursuant to the Lease and, upon written request therefore from Buyer, or any successor or assign, thereof, shall provide both Buyer and Tenant with reasonable access thereto and otherwise reasonably cooperate with both Buyer and Tenant with respect to such inspection and/or audit by Tenant. In the event Tenant claims any right to a credit, refund or other reimbursement as a result of such audit relating to a period of time prior to Closing, Seller shall be responsible for payment of such credit, refund or other reimbursement. The provisions of this Section 10.20 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:	PROLOGIS LOGISTICS SERVICES INCORPORATED,
a Delaware corporation

	By:	Authorized Officer

	By:	/s/ Robert Kritt
Robert Kritt
Senior Vice President of Prologis, Inc.
		Date:	September 13, 2013

BUYER:	SERIES C, LLC,
an Arizona limited liability company

	By:	/s/ Todd J. Weiss
	Name:	Todd J. Weiss
	Title:	Authorized Officer
	Date:	September 13, 2013

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall act as escrowee with respect to and hold in escrow the Earnest Money and the interest earned thereon, and shall disburse the Earnest Money and the interest earned thereon, pursuant to the provisions of Article 9.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Shirley M. Fox
Name:	Shirley M. Fox, Esq.
Title:	Vice President
Date:	September 16, 2013